EXHIBIT 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of February 17, 2010 between NV Energy, Inc., a Nevada corporation (the “Company”), and William D. Rogers (the “Executive”).

WHEREAS, the Executive served as Senior Vice President, Chief Financial Officer and Treasurer of the Company until his resignation from such position on February 2, 2010; and

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to the Executive’s resignation and cessation of employment with the Company and its affiliates and the Executive’s release of claims upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Resignation; Termination of Employment.  The Company and the Executive hereby acknowledge that the Executive resigned as Senior Vice President, Chief Financial Officer and Treasurer of the Company and from all other positions (if any) with the Company and its affiliates as of February 2, 2010 (the “Employment Termination Date”).

2. Payment of Accrued Amounts.  The Company shall pay to the Executive within 30 days following the Employment Termination Date all amounts due to the Executive for salary accrued for services rendered through the Employment Termination Date, less an amount for paid time off used but not accrued as of the Employment Termination Date.

3. Separation Payments; Reimbursements.

(a) Separation Payments.  Provided that the Executive complies with the covenants contained in Sections 7(a) and 8 hereof and in consideration for the release of claims contained in Section 10 hereof and provided that the Executive has not revoked the release, the Company shall pay to the Executive within 30 days following the Employment Termination Date the lump sum cash amount of $687,519.28, which is comprised of the following:

(i) $420,000, equal to one year of base salary;

(ii) $187,600, equal to the Executive’s 2009 short-term incentive plan award;

(iii) $55,000 as additional severance pay;

(iv) $4,919.28, equal to 12 months of premiums under COBRA (as defined in Section 4 hereof); and

(v) $20,000 for outplacement services.

    (b) Reimbursements.  In addition to the lump sum separation payment set forth in Section 3(a) hereof, the Company shall reimburse the Executive, in accordance with Section 6 hereof, for the following:

(i) reasonable relocation costs incurred by the Executive associated with the sale of his Las Vegas residence, which shall include only his reasonable personal property moving expenses incurred by him prior to December 31, 2010 and his reasonable real estate brokerage commissions incurred by him prior to December 31, 2011 (it being understood that such relocation costs shall not include any loss resulting from the sale of his residence); and

(ii) up to $7,500 for expenses incurred by the Executive for the payment of legal fees relating to the review and negotiation of this Agreement;

4. Employee Benefits.  As of the Employment Termination Date, the Executive shall be entitled to those employee benefits provided by the Company upon termination of employment pursuant to the terms and subject to the conditions of the applicable employee benefit plans and programs of the Company in which the Executive participates, including the vesting and payment of benefits pursuant to the Company’s Retirement Plan, 401(k) Plan, 401(k) Restoration Plan, Pension Restoration Plan and Supplemental Executive Retirement Plan, in each case in accordance with, and subject to, the terms and conditions of such plans.  In addition, the Executive may elect to continue coverage, at his expense, under the Company’s employee and executive life insurance policies and the Company’s executive disability insurance policy in accordance with, and subject to, the terms and conditions of such policies.  Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Executive may elect to continue coverage for the Executive and his dependents under the Company’s medical plan for a period of up to 18 months following the Employment Termination Date or as otherwise provided by COBRA.  Such COBRA coverage shall be at the Executive’s expense, except as otherwise provided in Section 3(a)(iv) hereof.

5. Federal and State Withholding.  The Company shall deduct from the amounts payable to the Executive pursuant to Sections 2, 3 and 4 hereof the amount of all required federal and state withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security taxes.

6. Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment.  In the event that the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  It is intended that the Executive’s “separation from service,” within the meaning of Section 409A of the Code, occurred on February 2, 2010.  Any reimbursement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

7. Nondisparagement.

(a) The Executive agrees that the Executive shall not directly (or through any other person or entity) make any public or private statements (whether oral or in writing) that are derogatory or damaging to the Company or any of its affiliates, including, but not limited to, its businesses, activities, operations, affairs, products, services, reputation or prospects or any of their directors, officers or employees.  This Section 7(a) shall not be deemed to be breached by testimony of the Executive given in any judicial or governmental proceeding which the Executive reasonably believes to be truthful at the time given or by any other action of the Executive which he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.

(b) Except for confirming the Executive’s dates of employment and job title or as otherwise required by law, administrative regulation or securities exchange rules, the Company’s responses to external inquiries regarding the Executive’s resignation and cessation of employment with the Company shall be made in a manner which is consistent with the Company’s press release dated February 2, 2010.  The Company agrees that the executive officers of the Company authorized by the Company to make public statements shall not make, or authorize the making of, any public statement which disparages the Executive.  This Section 7(b) shall not be deemed to be breached by any statement made by or on behalf of the Company or any testimony given by or on behalf of the Company in any judicial or governmental proceeding, in each case which the Company reasonably believes to be truthful at the time given, or by any other statement or action by or on behalf of the Company which the Company reasonably believes is made or taken in accordance with the requirements of applicable law, administrative regulation or securities exchange rules.

8. Confidentiality.  The Executive shall not, at any time following the Employment Termination Date, make use of or disclose, directly or indirectly, any (a) trade secret or other confidential or secret information of the Company or any of its affiliates, or (b) other technical, business, proprietary or financial information of the Company or any of its affiliates not available to the public generally (“Confidential Information”), except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, or (ii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order.  Within five days following the Employment Termination Date, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports and other documents and data, whether in electronic or paper form, which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).

9. Remedies; Jurisdiction.  Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 7(a) and 8 hereof, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to a restraining order and injunctive relief to prevent any such violation or any continuing violation thereof.  The Executive agrees to submit to the personal jurisdiction of the courts of the State of Nevada in any action by the Company to enforce an arbitration award against the Executive or to obtain injunctive or other relief.

10. Release of Claims.  The Executive, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or any of the past, present or future owners, officers, directors, administrators, trustees, fiduciaries, employees, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Released Parties”), with respect to any and all known or unknown claims which the Executive now has, has ever had, or may in the future have, against any of the Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Executive’s employment by any of the Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Executive and any of the Released Parties including, without limitation, the letter agreement dated April 29, 2005 and any amendment or supplement thereto (the “Employment Agreement”), or any program or arrangement of any of the Released Parties or any claims that could have been asserted by the Executive or on his behalf against any of the Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 10 shall apply to, or release the Company from (a) any obligation of the Company contained in this Agreement, (b) any vested or accrued benefit under any plan or program of the Company in which the Executive participates, (c) any obligation which the Company may have to indemnify the Executive pursuant to its By-laws or (d) any obligation which the Company may have to provide coverage to the Executive pursuant to its director and officer insurance policy with respect to actions or omissions of the Executive during his service as an officer of the Company.  The Executive expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Released Parties.  The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive.  The Executive agrees that the Executive has no present or future right to employment with the Company or any of the other Released Parties and that the Executive will not apply for or otherwise seek employment with any of them.

11. Authority.  The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the release, undertakings and agreements contained herein.

12. Arbitration.  Except as provided in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in the State of Nevada, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company.  The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  The filing fee of the American Arbitration Association and the fee of the arbitrator in any such arbitration shall be paid by the Company and all other fees and expenses of such arbitration shall be borne by the party which incurred such fees and expenses.

13. Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of the death of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive’s estate.

14. Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

If to the Company, to:

NV Energy, Inc.
6226 West Sahara Avenue
Las Vegas, Nevada  89146
Attention:  Corporate Senior Vice President, General Counsel and Secretary

If to the Executive, to:

William D. Rogers
432 Snowy Egret
Kiawah, South Carolina  29455

With a copy to:

Raymond L. Vandenberg, Esq.
Vandenberg & Feliu LLP
60 East 42nd Street
51st Floor
New York, New York 10165

15. Governing Law.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principle of conflicts of laws.

16. Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, including, without limitation, the Employment Agreement, which may have related in any manner to the subject matter hereof.

17. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

18. Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

19. No Admission.  Nothing in this Agreement is intended to, or shall be construed as, an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  The Company, for itself and the other Released Parties, hereby expressly denies any such illegal or wrongful conduct

20. ACKNOWLEDGMENT BY EXECUTIVE.  BY EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE

HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS AGREEMENT AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT.  DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE CONTAINED IN SECTION 10 OF THIS AGREEMENT OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.  IF THE EXECUTIVE EXERCISES THE EXECUTIVE’S RIGHTS UNDER THE PRECEDING SENTENCE, THE EXECUTIVE SHALL HAVE NO RIGHT TO THE AMOUNT PAYABLE TO THE EXECUTIVE PURSUANT TO SECTION 3 OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

NV ENERGY, INC.

By:

Michael W. Yackira
President and Chief Executive Officer

_____________________________
William D. Rogers